Exhibit 99.1

TELA Bio Appoints Jeffrey Blizard as President

Company Further Strengthens Executive Leadership Team to Drive Next Phase of Growth

MALVERN, PA – June 2, 2025 – TELA Bio, Inc. ("TELA Bio") a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today announced the appointment of Jeffrey Blizard as President of TELA Bio, effective immediately. Mr. Blizard, who has served on TELA Bio’s Board of Directors for the past year, brings deep industry experience and proven leadership to this expanded role.

“This is an important inflection point for TELA Bio,” said Antony Koblish, Co-Founder and Chief Executive Officer of TELA Bio. “As we move into the next phase of our growth trajectory, we believe the addition of Jeff—a highly respected leader with a track record of scaling businesses and inspiring teams—will amplify our ability to compete and win in a dynamic market. We are confident that this leadership evolution will drive meaningful commercial performance and reinforce our commitment to delivering exceptional value to our customers, partners, and shareholders.”

Mr. Blizard joins TELA Bio from Abiomed, a Johnson & Johnson company, where he served as Global Head of Surgical Sales. Under his leadership, the Surgical Division of Abiomed grew substantially over multiple years. In addition, he brings extensive commercial experience from leading medtech companies including Medtronic, Intuitive Surgical, and Boston Scientific.

“TELA Bio has built an extraordinary foundation and a differentiated portfolio that is redefining soft tissue reconstruction,” said Jeffrey Blizard, newly appointed President of TELA Bio. “I’m thrilled to join a mission-driven team with such momentum and look forward to working alongside our talented leadership and commercial teams to accelerate execution, deepen customer relationships, and scale our impact.”

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com